Press Release

Exhibit 99.56

FOR IMMEDIATE RELEASE

DOLLAR THRIFTY SUCCESSFULLY AMENDS CREDIT AGREEMENTS

Tulsa, Oklahoma, November 24, 2008: Dollar Thrifty Automotive Group, Inc. (NYSE: DTG) today announced that it amended its senior secured credit facility to extend the application of the current calculation of its leverage ratio test. Under the amended facility, compliance with the leverage ratio test at any date through February 28, 2009 will be based on Corporate EBITDA for the trailing four quarters ended June 30, 2008, rather than for the most recently completed trailing four quarters. Following the amendment period, the leverage ratio test will again be based on Corporate EBITDA for the trailing four quarters most recently completed prior to the relevant test date. After giving effect to the amendment, the Company is in compliance with the leverage ratio test. The Company also similarly amended fleet financing agreements with Chrysler Financial and another bank group.

“Dollar Thrifty is pleased to have the continued support of our bank groups and Chrysler Financial in today’s challenging financial and operating environment, and we appreciate the widespread approval of these amendments,” said Scott L. Thompson, President and Chief Executive Officer of the Company. “We plan to continue working with all of our lenders to achieve appropriate modifications to our credit agreements in light of the current operating environment and the Company’s business plans.”

In connection with the amendment of the senior secured credit facility, the Company prepaid $10 million of its outstanding term loan and permanently reduced the aggregate outstanding enhancement letters of credit with respect to its commercial paper and medium-term note programs by $10 million. The revolving loan and letter of credit commitment is permanently reduced to $340 million, and the aggregate amounts of enhancement letters of credit for the commercial paper and medium-term note programs permitted to be outstanding at any time are permanently capped at current levels, after giving effect to the above reduction. Consistent with the prior amendment to this facility, during the amendment period, the Company may not borrow under the revolving credit facility and must maintain at least $60 million of unrestricted cash and cash equivalents, among other restrictions. As of September 30, 2008, the Company had $209 million of unrestricted cash.

Pricing terms relating to borrowings under all of the amended agreements are unchanged.

About Dollar Thrifty Automotive Group, Inc.

Dollar Thrifty Automotive Group, Inc. is a Fortune 1000 Company headquartered in Tulsa, Oklahoma. Driven by the mission “Value Every Time,” the Company's brands, Dollar Rent A Car and Thrifty Car Rental, serve value-conscious travelers in approximately 70 countries. Dollar and Thrifty have over 800 corporate and franchised locations in the United States and Canada, operating in virtually all of the top U.S. and Canadian airport markets. The Company's approximately 7,000 employees are located mainly in North America, but global service capabilities exist through an expanding international franchise network. For additional information, visit www.dtag.com.

This press release contains “forward-looking statements” about our expectations, plans and performance. These statements do not guarantee future performance and Dollar Thrifty Automotive Group, Inc. assumes no obligation to update them. Risks and uncertainties that could materially affect future results are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

Contacts:

Media:	Chris Payne
Senior Manager
Corporate Communications
(918) 669-2236
chris.payne@dtag.com
Financial:	H. Clifford Buster III
Chief Financial Officer
(918) 669-3277